Exhibit 99.1

February 18, 2013

Dear Investor:

On behalf of the entire Lightstone Group management team, I would like to thank you for your investment in Lightstone Value Plus Real Estate Investment Trust II, Inc. I write to inform you of a change to our share repurchase program.

  Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. On December 21, 2012, our Board of Directors reaffirmed the purchase price of $9.00 per share under our share repurchase program, except in the case of the death of the stockholder, whereby the purchase price per share is the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

 Questions regarding our share repurchase program should be directed to us at (888) 808-7348. We thank you for your continued confidence in us.

Yours truly,

David Lichtenstein

Chairman and CEO

1985 Cedar Bridge Ave., Suite 1, Lakewood, NJ 08701

Phone: (888) 808-7348 / Web: www.LightstoneCapitalMarkets.com